                                                                                        FOR:   International Speedway Corporation
                                                                              CONTACT:   Wes Harris
                                                                                                   Director of Investor Relations
                                                                                                   (386) 947-6465

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES CLOSING
OF SECONDARY EQUITY OFFERING

~ Underwriters Exercise Over-Allotment Option ~

DAYTONA BEACH, FLORIDA – May 27, 2003 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today announced the closing of a previously announced secondary offering of 3,999,264 shares of its Class A Common Stock at a public offering price of $35.50 per share, which includes 521,643 shares purchased from Western Opportunity Limited Partnership by the managing underwriters to cover over-allotments.

Penske Performance, Inc., a subsidiary of Penske Corporation, sold 1,677,621 shares and White River Investment Limited Partnership sold 1,800,000 shares.  The shares sold by White River Investment Limited Partnership and Western Opportunity Limited Partnership were beneficially owned by the France Family Group.  The France Family Group remains ISC’s largest shareholder and Penske Performance, Inc. no longer holds shares of ISC Class A Common Stock.  ISC did not receive any proceeds from the offering.

Citigroup Global Markets Inc., Wachovia Securities, Inc. and Raymond James & Associates, Inc. acted as managing underwriters for the offering.  A copy of the prospectus may be obtained from: Citigroup Global Markets Inc., 140 58th Street, Brooklyn, New York 11220, Attention: Prospectus Department, or by facsimile request at 718-765-6734.

The shares of class A common stock were sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission.  The shares are only offered by means of the prospectus related to this offering.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

International Speedway Corporation promotes motorsports activities in the United States.  ISC owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

ISC also owns and operates MRN Radio, an independent sports radio network; DAYTONA USA, in Daytona Beach, Florida; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”

# # #